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                                                                   Exhibit 11.1

                  Calculation of Primary Net Income per Share
                     (in thousands, except per share data)


                                                                              Nine Months
                      Year ended         Year ended         Year ended           ended
                    June 30, 1994      June 30, 1995      June 30, 1996     March 31, 1997
                    -------------      -------------      -------------     --------------
Net income              $6,713            $11,828            $15,063            $13,619

Weighted average
  shares outstanding
  during the period
                        ------            -------            -------            -------

Net income per share    ======            =======            =======            =======